INDEPENDENT AUDITORSʹ REPORT AND FINANCIAL STATEMENTS FOR LONGBRIDGE FINANCIAL, LLC AS OF DECEMBER 31, 2021 AND 2020 FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

LONGBRIDGE FINANCIAL, LLC TABLE OF CONTENTS Page  INDEPENDENT AUDITORS’ REPORT 1 ‐ 2 FINANCIAL STATEMENTS Balance Sheets 3 Statements of Operations 4 Statements of Changes in Membersʹ Equity 5 Statements of Cash Flows 6 ‐ 7 Notes to Financial Statements  8 ‐ 34

9780 S. Meridian Blvd., Suite 500  Englewood, CO 80112  303‐721‐6131  www.richeymay.com  Assurance | Tax | Advisory    INDEPENDENT AUDITORSʹ REPORT    To the Members  Longbridge Financial, LLC  Mahwah, New Jersey    Report on the Audit of the Financial Statements    Opinion  We have audited the accompanying financial statements of Longbridge Financial, LLC, which comprise  the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in  members’ equity, and cash flows for the years ended December 31, 2021, 2020 and 2019 and the related  notes to the financial statements.    In our opinion, the accompanying financial statements present fairly, in all material respects, the financial  position of Longbridge Financial, LLC as of December 31, 2021 and 2020, and the results of its operations  and its cash flows for the years ended December 31, 2021, 2020 and 2019 in accordance with accounting  principles generally accepted in the United States of America.    Basis for Opinion  We conducted our audits in accordance with auditing standards generally accepted in the United States  of America (GAAS). Our responsibilities under those standards are further described in the Auditors’  Responsibilities for the Audit of the Financial Statements section of our report. We are required to be  independent of Longbridge Financial, LLC and to meet our other ethical responsibilities, in accordance  with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have  obtained is sufficient and appropriate to provide a basis for our audit opinion.     Responsibilities of Management for the Financial Statements  Management  is  responsible  for  the preparation and  fair presentation of  these  financial  statements  in  accordance with accounting principles generally accepted in the United States of America, and for the  design,  implementation,  and maintenance  of  internal  control  relevant  to  the  preparation  and  fair  presentation of financial statements that are free from material misstatement, whether due to fraud or  error.    In preparing the financial statements, management is required to evaluate whether there are conditions  or events, considered in the aggregate, that raise substantial doubt about Longbridge Financial, LLC’s  ability to continue as a going concern for one year after the date the financial statements are issued.

INDEPENDENT AUDITORSʹ REPORT      Auditors’ Responsibilities for the Audit of the Financial Statements  Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are  free  from material misstatement, whether due  to  fraud or error, and  to  issue an auditors’ report  that  includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and  therefore  is not a guarantee  that an audit conducted  in accordance with GAAS will always detect a  material misstatement when it exists. The risk of not detecting a material misstatement resulting from  fraud  is higher  than for one resulting from error, as fraud may  involve collusion, forgery,  intentional  omissions, misrepresentations, or the override of internal control. Misstatements are considered material  if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions  of users made on the basis of these financial statements.     In performing an audit in accordance with GAAS, we:      Exercise professional judgment and maintain professional skepticism throughout the audit.      Identify and assess the risks of material misstatement of the financial statements, whether due to  fraud  or  error,  and  design  and  perform  audit  procedures  responsive  to  those  risks.  Such  procedures include examining, on a test basis, evidence regarding the amounts and disclosures  in the financial statements.      Obtain  an  understanding  of  internal  control  relevant  to  the  audit  in  order  to  design  audit  procedures that are appropriate in the circumstances, but not for the purpose of expressing an  opinion on the effectiveness of Longbridge Financial, LLC’s internal control. Accordingly, no  such opinion is expressed.     Evaluate the appropriateness of accounting policies used and the reasonableness of significant  accounting estimates made by management, as well as evaluate the overall presentation of the  financial statements.      Conclude whether, in our judgment, there are conditions or events, considered in the aggregate,  that raise substantial doubt about Longbridge Financial, LLC’s ability  to continue as a going  concern for a reasonable period of time.     We are required to communicate with those charged with governance regarding, among other matters,  the planned scope and timing of the audit, significant audit findings, and certain internal control–related  matters that we identified during the audit.          Englewood, Colorado  February 25, 2022

December 31, 2021 2020 ASSETS Cash and cash equivalents 19,537,013$            24,564,164$            Certificate of deposit 211,370                   210,876                   Escrow cash 958,242                   1,396,094                Restricted cash 2,250,000                1,250,000                Mortgage loans held for sale, at fair value 39,779,030              11,706,047              Accounts receivable and advances 14,333,163              2,406,046                Loan commitments 8,394,907                4,778,352                Prepaid expenses 1,208,377                695,765                   Property and equipment, net 548,878                   301,695                   Mortgage servicing rights, at fair value 3,320,136                1,184,675                Reverse mortgage loans held for investment,  subject to HMBS obligations, at fair value  6,636,434,301         5,133,980,349         Deposits 85,209                     95,692                     Intangible assets, net 747,224                   188,437                   TOTAL ASSETS 6,727,807,850$       5,182,758,192$       LIABILITIES AND MEMBERSʹ EQUITY LIABILITIES Accounts payable and accrued expenses 13,420,706$            11,243,842$            Customer deposits and loan escrows 10,258,900              4,482,070                Derivative liabilities 16,563                     ‐                           Warehouse lines of credit 238,292,573            91,009,588              Other financing facilities 48,527,994              35,396,047              HMBS related obligations, at fair value  6,293,833,795         4,948,770,847         Total liabilities 6,604,350,531         5,090,902,394         COMMITMENTS AND CONTINGENCIES (Note M) MEMBERSʹ EQUITY 123,457,319            91,855,798              TOTAL LIABILITIES AND MEMBERSʹ EQUITY 6,727,807,850$       5,182,758,192$       LONGBRIDGE FINANCIAL, LLC BALANCE SHEETS The accompanying notes are an integral part of these financial statements. 3

LONGBRIDGE FINANCIAL, LLC STATEMENTS OF OPERATIONS Years Ended December 31, 2021 2020 2019 REVENUE Net change from reverse mortgage loans held for investment, at fair value  19,900,957$              168,474,445$             142,918,747$             Interest income 2,018,201                  587,064 255,675 Loan origination fees 2,401,533                  1,449,952 1,522,473 Servicing and other fee income 140,221                     383,824 1,884,355 Total revenue 24,460,912                170,895,285               146,581,250               EXPENSES Net change related to HMBS obligations, at fair value  (59,030,286)               100,505,461 118,683,614               Interest expense 4,218,900                  2,784,593 1,332,324                   Salaries, commissions and benefits 33,204,818                19,793,961 10,584,132                 Loan servicing expenses 8,311,076                  6,039,694 4,077,869                   Occupancy, equipment and communication 2,197,314                  1,387,990 1,047,640                   General and administrative 9,633,946                  9,415,924 6,761,419                   Depreciation and amortization 290,419                     284,420 240,799                       Total expenses (1,173,813)                 140,212,043               142,727,797               OTHER INCOME/(EXPENSE) Gain on sale of mortgage loans held for sale, at fair value , net of direct costs 6,159,031                  2,951,232 1,861,461                   Valuation adjustment and deletions of mortgage servicing rights (289,625)                    (264,589)                     ‐                              Total other income 5,869,406                  2,686,643                   1,861,461                   NET INCOME 31,504,131$              33,369,885$               5,714,914$                 The accompanying notes are an integral part of these financial statements. 4

LONGBRIDGE FINANCIAL, LLC STATEMENTS OF CHANGES IN MEMBERSʹ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, and 2019  Balance, December 31, 2018 52,710,092$             Net income 5,714,914                 Balance, December 31, 2019 58,425,006               Stock‐based compensation 60,907                      Net income 33,369,885               Balance, December 31, 2020 91,855,798               Stock‐based compensation 97,390                      Net income 31,504,131               Balance, December 31, 2021 123,457,319$           The accompanying notes are an integral part of these financial statements. 5

LONGBRIDGE FINANCIAL, LLC
STATEMENTS OF CASH FLOWS

	Years Ended December 31,		
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES			
Net income	$ 31,504,131	$ 33,369,885	$ 5,714,914
Adjustments to reconcile net income to net cash (used in) provided by operating activities			
Fair value change of reverse mortgage loans held for investment, net	112,632,929	(42,505,676)	(45,453,105)
Fair value change of HMBS related obligations	(176,586,196)	(16,429,682)	24,254,498
Valuation adjustment and deletions of mortgage servicing rights	289,625	264,589	-
Depreciation and amortization	290,419	284,420	240,799
Interest on mortgage loans held for investment, net of HMBS related obligation interest	(25,859,963)	(18,834,295)	(5,196,497)
Gain on sale of mortgage loans held for sale, at fair value	(6,159,031)	(2,951,232)	(1,861,461)
Stock-based compensation	97,390	60,907	-
(Increase) decrease in-			
Certificate of deposit	(494)	(2,776)	(4,147)
Escrow cash	437,852	(614,114)	(636,819)
Proceeds from sale of mortgage loans held for sale	258,806,577	98,472,879	57,333,762
Originations and purchases of mortgage loans held for sale	(283,145,615)	(101,407,512)	(59,954,440)
Accounts receivable and advances	(11,927,117)	1,008,977	(2,644,975)
Loan commitments	(3,616,555)	(2,635,954)	(915,863)
Prepaid expenses	(512,612)	(170,214)	(64,506)
Deposits	10,483	(9,648)	-
Increase (decrease) in-			
Accounts payable and accrued expenses	2,176,864	590,153	7,906,489
Customer deposits and loan escrows	5,776,830	528,517	3,758,427
Furtures contract	16,563	-	(322,266)
Net cash used in operating activities	(95,767,920)	(50,980,776)	(17,845,190)
CASH FLOWS FROM INVESTING ACTIVITIES			
Originations and purchases of mortgage loans held for investment	(2,440,650,600)	(1,965,147,594)	(2,023,311,019)
Principal payments on mortgage loans held for investment	954,838,481	425,181,890	149,997,835
Net purchases of property and equipment	(373,852)	(216,328)	(15,165)
Purchases of intangible assets	(722,537)	-	(236,150)
Net cash used in investing activities	(1,486,908,508)	(1,540,182,032)	(1,873,564,499)
CASH FLOWS FROM FINANCING ACTIVITIES			
Net borrowings under warehouse lines of credit	147,282,985	8,792,048	41,257,866
Net borrowings under other financing facilities	13,131,947	30,198,901	1,647,146
Net borrowings (repayments) under notes payable, member	-	(12,500,000)	12,500,000
Borrowings under HMBS related obligations, at fair value	2,363,800,780	1,997,561,817	1,991,785,023
Principal payments to HMBS related obligations, at fair value	(945,566,435)	(421,529,604)	(149,709,109)
Net cash provided by financing activities	1,578,649,277	1,602,523,162	1,897,480,926

The accompanying notes are an integral part of these financial statements. 6

LONGBRIDGE FINANCIAL, LLC STATEMENTS OF CASH FLOWS Years Ended December 31, 2021 2020 2019 INCREASE (DECREASE) IN CASH AND  CASH EQUIVALENTS AND RESTRICTED CASH (4,027,151)$              11,360,354$              6,071,237$                CASH AND CASH EQUIVALENTS AND  RESTRICTED CASH, BEGINNING OF YEAR 25,814,164               14,453,805                8,382,568                  CASH AND CASH EQUIVALENTS AND  RESTRICTED CASH, END OF YEAR 21,787,013$             25,814,164$              14,453,805$              SUPPLEMENTAL INFORMATION Cash paid for interest 3,966,123$               3,492,544$                351,141$                    NON‐CASH OPERATING AND INVESTING ACTIVITIES The Company increased retained mortgage servicing rights in connection with loan sales.  2,425,086$               1,227,088$                222,176$                    The accompanying notes are an integral part of these financial statements. 7

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  8    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    Organization  Longbridge Financial, LLC (the Company) was organized in the State of Delaware and is primarily  engaged in the business of originating, purchasing, selling and servicing home equity conversion  mortgage (HECM) loans through various channels. The Company maintains its corporate office  in Mahwah, New Jersey, with branch offices in multiple states. The Company is approved as a  Title  II,  non‐supervised direct  endorsement mortgagee with  the United  States Department  of  Housing and Urban Development  (HUD).  In addition,  the Company  is an approved  issuer of  Government  National  Mortgage  Association  (GNMA)  HECM  mortgage  backed  securities  (HMBS). HMBS are guaranteed by GNMA and collateralized by participation interests in HECMs,  which are insured by the Federal Housing Administration (FHA). The Company also originates  and  services non‐FHA guaranteed  reverse  jumbo proprietary products,  for borrowers  in high  property value areas that exceed FHA limits.    Basis of Accounting  The financial statements of the Company are prepared on the accrual basis of accounting.    Basis of Presentation  The accompanying financial statements have been prepared in conformity with accounting principles  generally accepted in the United States of America (GAAP) as codified in the Financial Accounting  Standards Board’s (FASB) Accounting Standards Codification (ASC).     Use of Estimates  The preparation of  financial statements  in conformity with GAAP requires management  to make  estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of  contingent assets and liabilities, at the date of the financial statements and the reported amounts of  revenues and expenses during the reporting period. Actual results could differ from those estimates.     Variable Interest Entities  The Company issues GNMA HMBS securities by pooling eligible HECM loans through a custodian  and assigning rights to the loans to GNMA. GNMA provides credit enhancements for the HECM  loans  through certain guarantee provisions. These securitizations  involve variable  interest entities  (VIEs) as the trusts or similar vehicles, by design, that either (1) lack sufficient equity to permit the  entity to finance its activities without additional subordinated financial support from other parties,  or (2) have equity investors that do not have the ability to make significant decisions relating to the  entity’s operations through voting rights, or do not have the obligation to absorb the expected losses,  or do not have the right to receive the residual returns of the entities.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  9    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Variable Interest Entities (Continued)  The primary beneficiary of a VIE (i.e., the party that has a controlling financial interest) is required to  consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both  (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic  performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to  receive benefits from the VIE that could potentially be significant to the VIE. The Company typically  retains the right to service HECM loans sold or securitized by GNMA. Due to the significant influence  of GNMA over the VIEs that hold the assets from HECM loan securitizations, principally through  their rights and responsibilities as master servicer, the Company is not the primary beneficiary of the  VIEs and therefore the VIEs are not consolidated.    The Company performs on‐going reassessments of whether changes in the facts and circumstances  regarding the Company’s involvement with a VIE cause the Company’s consolidation determination  to change.    Cash and Cash Equivalents  For  cash  flow purposes,  the Company  considers  cash  and  temporary  investments with  original  maturities of three months or less, to be cash and cash equivalents. The Company has diversified its  credit  risk  for  cash by maintaining deposits  in  several  financial  institutions, which may at  times  exceed  amounts  covered  by  insurance  from  the  Federal  Deposit  Insurance  Corporation.  The  Company  evaluates  the  creditworthiness  of  these  financial  institutions  in  determining  the  risk  associated with these balances. The Company has not experienced any losses in such accounts and  believes it is not exposed to any significant credit risk related to cash and cash equivalents.    Restricted Cash  The Company maintains a cash balance that is restricted under a warehouse line of credit agreement.    Mortgage Loans Held for Sale, at Fair Value   Mortgage loans held for sale are carried at fair value under the fair value option with changes in fair  value recorded  in gain on sale of mortgage  loans held for sale, at fair value, on the statements of  operations. The fair value of mortgage loans held for sale committed to investors is calculated using  observable market  information  such  as  the  investor  commitment,  assignment  of  trade  or  other  mandatory delivery commitment prices. The Company bases the fair value of loans committed to  Agency  investors based on  the Agency’s quoted mortgage backed security (MBS) prices. The fair  value of mortgage loans held for sale not committed to investors is based on quoted best execution  secondary market prices. If no such quoted price exists, the fair value is determined using quoted  prices for a similar asset or assets, such as MBS prices, adjusted for the specific attributes of that loan,  which would be used by other market participants.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  10    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Mortgage Loans Held for Sale, at Fair Value (Continued)   Gains and  losses  from  the sale of mortgage  loans held  for sale are recognized based upon  the  difference between  the sales proceeds and carrying value of  the  related  loans upon sale. Sales  proceeds reflect the cash received from investors through the sale of the loan and servicing release  premium.  If  the  related mortgage  servicing  right  (MSR)  is  sold  servicing  retained,  the MSR  addition is recorded in gain on sale of mortgage loans held for sale, at fair value, on the statements  of operations. Gain on sale of mortgage loans held for sale also includes the unrealized gains and  losses associated with the changes in the fair value of mortgage loans held for sale.    Mortgage loans held for sale are considered sold when the Company surrenders control over the  financial assets. Control is considered to have been surrendered when the transferred assets have  been  isolated  from  the Company,  beyond  the  reach  of  the Company  and  their  creditors;  the  purchaser obtains the right (free of conditions that constrain it from taking advantage of that right)  to pledge or exchange the transferred assets; and the Company does not maintain effective control  over  the  transferred  assets  through  either  an  agreement  that  both  entitles  and  obligates  the  Company to repurchase or redeem the transferred assets before their maturity or the ability to  unilaterally cause the holder to return specific financial assets. The Company typically considers  the  above  criteria  to  have  been met  upon  acceptance  and  receipt  of  sales  proceeds  from  the  purchaser.    Reverse Mortgage Loans Held for Investment, Subject to HMBS Obligations, at Fair Value  HECM loans are either sold to investors or pooled and securitized into HMBS and sold into the  secondary market with servicing  rights  retained. Reverse mortgage  loans held  for  investment,  subject to HMBS obligations, at fair value (LHFI) on the balance sheets includes reverse mortgage  loans that have been transferred to GNMA securitization pools as well as, servicing advances and  subsequent tail draws that have not yet been transferred to GNMA securitization pools (HMBS).  The changes in fair value of these loans are recorded in net change from reverse mortgage loans  held for investment, at fair value on the statements of operations.     HMBS Related Obligations, at Fair Value   Based on the structure of an HMBS, an approved HMBS issuer is required to repurchase HECM  loans out of  the GNMA securitization pools  if  the outstanding principal balance of  the related  HECM is equal to or greater than 98% of the maximum claim amount (MCA), which is defined as  the  lesser of a homeʹs appraised value at  the point  in  time  that  the conditional commitment  is  issued or the maximum loan limit that can be insured by the FHA.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  11    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    HMBS Related Obligations, at Fair Value (Continued)  The MCA  repurchase  requirement  of  the HECM  loans  from  the HMBS  does  not  allow  the  Company  to qualify  for  sale accounting. As a  result of not qualifying  for  sale accounting,  the  Company accounts for transfers of HECM loans into HMBS as secured borrowings. The secured  borrowings are recorded in HMBS related obligations, at fair value on the balance sheets, with no  gain  or  loss  on  the  transfer.  The HMBS  related  obligations,  at  fair  value  are measured  on  a  recurring basis. The changes in fair value and interest expense on the obligation are recorded in  net change related to HMBS obligations, at fair value on the statements of operations.     During the year ended December 31, 2019, the Company entered into a Collaboration and Transfer  Agreement with an unrelated entity. Pursuant to the agreement, the Company purchases HECM  loans and their associated MSR, securitizing the reconstituted loans under the GNMA program  into HMBS pools. The Company is the legal owner and the servicer of the HMBS portfolio and  provides all  servicing  functions. The Company,  sold  to  the  same  entity,  the  right  to  receive a  specified allocation of the cash flows generated from the HMBS portfolio. The Company retains a  base participation fee, along with the right to premiums on subsequent HECM tail securitizations.  Under  the  agreement,  the Company  is provided  a put option  repurchase guarantee  from  the  unrelated entity, whereby if the Company is required to repurchase and transfer a new loan or a  replacement  loan  of  similar  economic  characteristics  into  the  respective  portfolio,  then  the  Company can reassign the rights and obligations regarding that repurchase or transferred loan to  the  entity. The new or  replacement  loan will be governed by  the  same  terms  set  forth  in  the  Collaboration  and  Transfer  Agreement.  The  liability  associated with  this  Agreement  is  also  included in HMBS related obligations, at fair value on the balance sheets.    Revenue Recognition of Reverse Mortgage Loans Held for Investment, at Fair Value   The net change from reverse mortgage loans held for investment, at fair value on the statements  of operations includes activity from the following (1) the interest the Company expects to collect  on the HECM  loans; (2) gains or  losses on hedging activities; (3) changes  in the fair value  loan  commitments  related  to  future LHFI;  (4) premiums on  loans purchased via  the correspondent  channel; and (5) the change in fair value of servicing advances and tail draws eligible for HMBS  securitizations and the change in fair value of the previously securitized HECM loans.     Loan Origination Fees  Loan origination fees represent revenue earned from originating mortgage loans. Loan origination  fees generally represent a flat per‐loan fee amount based on a percentage of the original principal  loan  balance  and  are  recognized  as  revenue  at  the  time  the mortgage  loans  are  funded.  Loan  origination expenses are charged to operations as incurred.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  12    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Interest Income  Interest income on mortgage loans held for sale, at fair value is recognized for the period from loan  funding  to  sale  based upon  the principal  balance  outstanding  and  stated  interest  rate. Revenue  recognition  is discontinued when  loans  become  90 days delinquent,  or when,  in management’s  opinion, the recovery of principal and interest becomes doubtful and the mortgage loans held for sale  are put on nonaccrual status.     Servicing and Other Fee Income  Servicing and other fee income represents certain fees pursuant to the Collaboration and Transfer  Agreement and are recognized into revenue at the time the initial HMBS is securitized.    Servicing Advances  Servicing  advances  represent  mortgage  insurance  premiums  advanced  on  behalf  of  HECM  borrowers.  Servicing  advances  are made  in  accordance with  the  servicing  agreements  and  are  recoverable through the collection of proceeds from subsequent securitizations of HMBS tail pools.  Servicing advances are initially recorded at the original advance balance. Upon eligibility for HMBS  securitization, servicing advances are carried at fair value under the fair value option and included  in  reverse mortgage  loans held  for  investment, subject  to HMBS obligations, at  fair value on  the  balance sheets, with changes in fair value recorded in net change from reverse mortgage loans held  for investment, at fair value on the statements of operations. Servicing advances not eligible for HMBS  securitizations are carried at the original advance balance and are included in LHFI on the balance  sheets. The Company periodically  reviews  servicing advances  for  collectability and establishes a  valuation allowance  for  estimated uncollectible amounts. No allowance has been  recorded as of  December 31, 2021 and 2020, as management has determined that all amounts are fully collectible.    Capitalized Software Development Costs  FASB ASC 350‐40, Goodwill and Other—Internal‐Use Software (ASC 350‐40), requires the Company to  expense  development  costs  as  they  are  incurred  in  the  preliminary  project  stage.  Once  the  capitalization criteria of ASC 350‐40 have been met, external direct costs of materials and services  consumed in developing or obtaining internal‐use computer software, payroll and payroll related  costs  for  employees who  are  directly  associated with  and who  devote  time  to  the  internal‐use  computer  software;  as well  as  related  consulting  fees  are  capitalized. The Company  capitalized  $722,537 and $236,150 of internally developed software during the years ended December 31, 2021  and 2019, respectively; no such costs were capitalized during  the year ended December 31, 2020.  Amortization  expense  of  $163,750,  196,702,  and  $162,124  was  recorded  in  depreciation  and  amortization expense on the statement of operations during the years ended December 31, 2021, 2020,  and 2019, respectively.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  13    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Capitalized Software Development Costs (Continued)  The Company periodically assesses internally developed software for impairment whenever events  or circumstances  indicate  the carrying amount of an asset may exceed  its  fair value.  If  internally  developed software is considered impaired, the impairment losses will be recorded on the statements  of  operations.  The Company  did  not  recognize  any  impairment  losses  during  the  years  ended  December 31, 2021, 2020 and 2019.    Property and Equipment, Net  Property and equipment is recorded at cost and depreciated or amortized using the straight line  method over the estimated useful lives of the assets. The following is a summary of property and  equipment at December 31:       (a) Amortized over the shorter of the related lease term or the estimated useful life of the assets.    The Company periodically assesses property and equipment  for  impairment whenever events or  circumstances  indicate  the carrying amount of an asset may exceed  its fair value. If property and  equipment  is  considered  impaired,  the  impairment  losses will be  recorded on  the  statements of  operations. The Company did not recognize any impairment losses during the years ended December  31, 2021, 2020 and 2019.       Useful lives  (years) 2021 2020 Property and equipment, at cost Furniture and equipment 5 273,838$            210,838$            Computer equipment 3‐5 750,830              440,909 Leasehold improvements (a) 23,427                23,427 Total property and equipment, at cost 1,048,095           675,174              Accumulated depreciation and amortization  Furniture and equipment (159,381)             (133,494)             Computer equipment (316,409)             (217,157)             Leasehold improvements (23,427)              (22,828)              Total accumulated depreciation and amortization (499,217)             (373,479)             Total property and equipment, net 548,878$            301,695$

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments

The Company holds and issues loan commitments (LCs) and futures contracts. LCs are subject to price risk primarily related to fluctuations in market interest rates. To hedge the interest rate risk on mandatory LCs, the Company enters into futures contracts. Management expects these futures contracts to experience changes in fair value opposite to the changes in fair value of the LCs thereby reducing earnings volatility. Futures contracts are also used to hedge the interest rate risk on mortgage loans held for sale and mortgage loans held for investment that are not committed to investors and still subject to price risk. The Company considers various factors and strategies in determining what portion of the LCs and uncommitted mortgage loans to economically hedge. LCs are recognized as assets or liabilities on the balance sheets at fair value. Changes in the fair value of the LCs and futures contracts are recognized in net change from reverse mortgage loans held for investment, at fair value on the statements of operations in the period in which they occur.

Mortgage Servicing Rights and Revenue Recognition

FASB ASC 860-50, *Transfers and Servicing*, requires that MSRs be initially recorded at fair value at the time the underlying loans are sold. To determine the fair value of the MSR created, the Company uses a valuation model that calculates the net present value of future cash flows. The valuation model incorporates assumptions that market participants would use in estimating future cash flows, estimated discount rates, estimated prepayment speeds, estimated liquidation and foreclosure losses, estimated contractual participation fees, and estimated default rates. The credit quality and stated interest rates of the HECM loans underlying the MSRs affects the inputs used in the cash flow models. MSRs are not actively traded in open markets; accordingly, considerable judgment is required to estimate their fair value, and changes in these estimates could materially change the estimated fair value. The Company accretes a fixed servicing fee margin monthly based on the outstanding principal balances of the sold loans.

The Company has elected to report its MSRs at fair value, during which time the Company is exposed to fair value risk related to changes in the fair value of the Company's MSRs. Changes in fair value are recorded in valuation adjustment and deletions of mortgage servicing rights on the statements of operations in the period in which changes in fair value occur. Estimates of remaining loan lives, prepayment speeds, liquidation and foreclosure losses are incorporated into the model.

These inputs can, and generally do, change from period to period as market conditions change. Changes in these estimates could materially change the estimated fair value.

The key unobservable inputs used in determining the fair value of MSRs when they are initially recorded are as follows for the years ended December 31:

	2021	2020	2019
Average discount rate	12.00%	12.00%	12.00%
Average prepayment speed	13.40%	16.80%	9.20%

14

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  15    A.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Mortgage Servicing Rights and Revenue Recognition (Continued)  During the year ended December 31, 2020, the Company and an unrelated entity entered into a  sale and servicing agreement. Under the agreement, the Company sells certain reverse mortgage  loans to the entity based on a commitment price. The Company retains the benefits and obligations  related  to  the MSRs.  The MSRs  related  to  the  private  proprietary  reverse mortgages  yield  a  servicing  fee margin, which  is agreed upon with  the unrelated entity as stated  in  the sale and  servicing agreement.    Escrow and Fiduciary Funds   The Company maintains segregated bank accounts for escrow balances in trust for borrowers’ draws.  The  balance  of  the  accounts  totaled  $3,457,812  and  $2,500,331  at  December  31,  2021  and  2020  respectively, which is excluded from the balance sheets.     Advertising and Marketing  Advertising  and marketing  is  expensed as  incurred and amounted  to $4,367,570, $3,633,212 and  $3,451,891 for the years ended December 31, 2021, 2020 and 2019, respectively, and are included in  general and administrative on the statements of operations.    Income Taxes   The  Company  has  elected  to  be  taxed  as  a  partnership  under  the  Internal  Revenue  Code.  Accordingly, no federal income tax provision and state income taxes, to the extent possible, have  been recorded in the financial statements, as all items of income and expense generated by the  Company are reported on the members’ income tax returns. The Company has no federal or state  tax examinations in process as of December 31, 2021.    Stock‐Based Compensation  Company management may grant executive common unit options to certain employees and non‐ employee directors under the executive common unit option plan.     Common unit option awards are generally granted with an exercise price equal to the market price  of the Company’s executive common units at the date of grant. Grant‐date fair value is determined  using  the  Black‐Scholes  pricing model  adjusted  for  the  unique  characteristics  of  the  specific  awards.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  16    A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)    Stock‐Based Compensation (Continued)  FASB ASC 718‐10, Compensation‐ Stock Compensation, requires compensation expense related to the  award  to be  recognized  for unit options  issued  to  employees over  the  required  requisite  service  period, generally defined as the vesting period, which is five years. For service period awards with  graded vesting, compensation expense is recognized based on the graded vesting basis (based on  each  respective  agreement)  over  the  requisite  service  period  for  the  entire  award.  Recognized  compensation expense related  to  the service period option awards  is recognized and  included  in  salaries, commissions, and employee benefits on the statements of operations. For performance‐based  awards, compensation expense is recognized over the requisite service period when the Company  determines that it is probable the performance condition will be achieved. At December 31, 2021 and  2020,  and  2019 management determined  it  is not  estimable  for  the performance  condition  to be  achieved and  the Company did not recognize compensation expense related  to  the performance‐ based award. The Company periodically  evaluates  the probability of  the performance  condition  being achieved and will recognize compensation expense when the performance condition is met.    Risks and Uncertainties  In the normal course of business, companies in the mortgage banking industry encounter certain  economic  and  regulatory  risks.  Economic  risks  include  interest  rate  risk  and  credit  risk.  The  Company is subject to interest rate risk to the extent that in a rising interest rate environment, the  Company may experience a decrease in loan production, as well as decreases in the value of LHFI  and commitments to originate and purchase loans, which may negatively impact the Company’s  operations. Credit  risk  is  the  risk  of default  that may  result  from  the  borrowers’  inability  or  unwillingness  to make  contractually  required payments during  the period  in which  loans are  being held for investment prior to securitization or subsequent to securitization while serviced by  the Company. Risks associated with HECMs and servicing HMBS are subject to the Company’s  ability to accurately estimate interest curtailment liabilities, fund HECM repurchase obligations  and principal additions, and the ability to securitize the HECM loans and tails. Additional risks  are  present when  default,  bankruptcy,  or  death  by  borrower;  or  subsequent  discovery  that  underwriting standards were not met which may result in a loan repurchase.    The Company’s business requires substantial cash to support its operating activities. As a result,  the Company is dependent on its warehouse lines of credit other financing facilities in order to  finance its continued operations. If the Company’s principal lenders decided to terminate or not  to renew any of these financing facilities with the Company, the loss of borrowing capacity could  have a material adverse impact on the Company’s financial statements unless the Company found  a suitable alternative source.    The global outbreak of COVID‐19 has disrupted economic markets, and the prolonged economic  impact is uncertain. The operational and financial performance of the Company depends on future  developments, including the duration and spread of the outbreak, and such uncertainty may have  an adverse impact on the Company’s financial performance.

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain reclassifications have been made to prior year balances to conform to the current year financial statement presentation.

The Company has made an adjustment to correct prior periods net change from reverse mortgage loans held for investment, at fair value and net change related to HMBS obligations, at fair value for $132,326,779 and $49,589,773 at December 31, 2020 and 2019, respectively. The prior period adjustment decreased total income and total expense and had no effect on net income or members' equity in any period. The related footnotes have been updated to reflect the adjustment.

B. MORTGAGE LOANS HELD FOR SALE, AT FAIR VALUE

Mortgage loans held for sale are as follows at December 31:

		2021		2020
Mortgage loans held for sale at the unpaid principal balance	$	37,496,704	$	11,000,848
Fair value adjustment		2,282,326		705,199
	$	39,779,030	$	11,706,047

C. ACCOUNTS RECEIVABLE AND ADVANCES

The following summarizes accounts receivable and advances at December 31:

		2021		2020
Accounts receivable, trade	$	134,491	$	34,284
Prepaid scheduled draws		2,286,161		1,863,449
Receivables due under Collaboration and Transfer Agreement		9,611,672		388,349
Other receivables		2,300,839		119,964
	$	14,333,163	$	2,406,046

There were no servicing advances or accreted participation fees included in accounts receivable and advances on the balance sheets at December 31, 2021 and 2020, as management determined that servicing advances and accreted participation fees were eligible to be securitized.

Prepaid scheduled draws represent funds related to HECM mortgage loans remitted to the Company's subservicer but not yet drawn by the borrowers.

17

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

C. ACCOUNTS RECEIVABLE AND ADVANCES (Continued)

The Company periodically evaluates the carrying value of accounts receivable and advance balances with delinquent balances written-off based on specific credit evaluations and circumstances of the debtor. No allowance for doubtful accounts has been established at December 31, 2021 and 2020, as management has determined that all amounts are fully collectible.

D. LOAN COMMITMENTS

The Company enters into LCs to originate and purchase HECM mortgage loans held for sale and LHFI, at stated interest rate margins and within a specified period of time (generally between 30 and 180 days), with borrowers who have applied for a loan and have met certain credit and underwriting criteria. The LCs are adjusted for estimated costs to originate or purchase the loan, as well as, the probability that the mortgage loan will fund within the terms of the LC (the pullthrough rate). Estimated costs to originate include the acquisition price of the mortgage loans purchased through its correspondent channel, account executive and loan officer commissions and related employer payroll taxes, and lender credits. The pullthrough rate is based on estimated changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of actual funding rates. The Company analyzes the pullthrough on a quarterly basis to ensure the pullthrough estimate is reasonable.

The key unobservable inputs used in determining the fair value of LCs are as follows for the years ended December 31:

	2021	2020	2019
Average pullthrough rate	80.81%	86.35%	77.08%
Average costs to originate	3.99%	7.06%	5.86%

The following summarizes LCs at December 31:

	2021			2020		
	Fair Value	Notional Amount		Fair Value	Notional Amount	
LCs	$ 8,394,907	$ 259,368,000	(b)	$ 4,778,352	$ 86,551,000	(b)
Futures contracts	(16,563)	$ 1,309,000		-	$ -	
Total	$ 8,378,344			$ 4,778,352		

(b) Pullthrough rate adjusted

The notional amounts of mortgage loans held for sale and LHFI not committed to investors amounted to approximately $196,635,000 and $106,000,000 at December 31, 2021 and 2020 respectively.

18

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  19    D. LOAN COMMITMENTS (Continued)    The Company has exposure to credit loss in the event of contractual non‐performance by its trading  counterparties in financial instruments that the Company uses in its rate risk management activities.  The Company manages this credit risk by selecting only counterparties that the Company believes to  be financially strong, spreading the risk among multiple counterparties, by placing contractual limits  on the amount of unsecured credit extended to any single counterparty and by entering into netting  agreements with counterparties, as appropriate.    E. MORTGAGE SERVICING RIGHTS, AT FAIR VALUE    The following summarizes the activity of MSRs for the years ended December 31:      The  reverse mortgage  loans serviced are private  label securitizations and are not  insured against  losses by the FHA. The fair value of capitalized MSRs at December 31, 2021, 2020, and 2019 was  approximately $3,320,000, $1,185,000, and $222,000, respectively.    The unobservable inputs used in determining the fair value of the Company’s MSRs are as follows  at December 31:          2021 2020 2019 Balance, beginning of year 1,184,675$              222,176$                  ‐$                         Additions due to loans sold, servicing retained 2,425,086 1,227,088                 222,176                    Fair value adjustments  (289,625)                  (264,589)                   ‐                           Balance, end of year 3,320,136$              1,184,675$                222,176$                  Unpaid principal balance (approximate) 356,195,000$           119,990,000$            17,060,000$              2021 2020 Average discount rate 12.00% 12.00% Average prepayment speed 5.04% ‐ 18.00% 12.40%

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  20    F. REVERSE MORTGAGE LOANS HELD FOR INVESTMENT, SUBJECT TO HMBS  OBLIGATIONS, AT FAIR VALUE    Reverse mortgage  loans held  for  investment, subject  to HMBS obligations, at  fair value are as  follows at December 31, 2021:    Reverse mortgage  loans held  for  investment, subject  to HMBS obligations, at  fair value are as  follows at December 31, 2020:            LHFI HMBS Related  Obligations Beginning balance 5,133,980,349$         4,948,770,847$          Originations/purchases 2,440,650,600           ‐                                 Coupon income 129,274,762               103,414,799                Securitization of HECM loans     accounted for as financing ‐                               2,363,800,780             Repayments (principal payments received)  (954,838,481)             (945,566,435)               Change in fair value  (112,632,929)             (176,586,196)               Ending balance 6,636,434,301$         6,293,833,795$          Securitized loans (pledged to HMBS related    obligations) 6,385,058,186$         6,293,833,795$             Unsecuritized loans 251,376,115               Total  6,636,434,301$         LHFI HMBS Related  Obligations Beginning balance  $        3,426,237,143   $         3,282,730,780  Originations/purchases            1,965,147,594  ‐                                 Coupon income 125,271,826               106,437,536                Securitization of HECM loans     accounted for as financing ‐                                           1,997,561,817  Repayments (principal payments received)               (425,181,890)               (421,529,604) Change in fair value                   42,505,676                  (16,429,682) Ending balance  $        5,133,980,349   $         4,948,770,847  Securitized loans (pledged to HMBS related    obligations)  $        5,026,671,703   $         4,948,770,847     Unsecuritized loans               107,308,646  Total   $        5,133,980,349

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

F. REVERSE MORTGAGE LOANS HELD FOR INVESTMENT, SUBJECT TO HMBS OBLIGATIONS, AT FAIR VALUE (Continued)

Reverse mortgage loans held for investment, subject to HMBS obligations, at fair value are as follows at December 31, 2019:

	LHFI	HMBS Related Obligations
Beginning balance	$ 1,407,845,243	$ 1,321,971,254
Originations/purchases	2,023,311,019	-
Coupon income	99,625,611	94,429,114
Securitization of HECM loans accounted for as financing	-	1,991,785,023
Repayments (principal payments received)	(149,997,835)	(149,709,109)
Change in fair value	45,453,105	24,254,498
Ending balance	$ 3,426,237,143	$ 3,282,730,780
Securitized loans (pledged to HMBS related obligations)	$ 3,333,876,869	$ 3,282,730,780
Unsecuritized loans	92,360,274	
Total	$ 3,426,237,143	

The below are the amounts recognized in net change from reverse mortgage loans held for investment, at fair value on the statements of operations, net of direct costs totaling $109,373,804, $58,389,741, and $15,711,417, respectively, for the years ending December 31:

	2021	2020	2019
Coupon income of LHFI	$ 129,274,762	$ 125,271,831	$ 99,625,606
Change in fair value of reverse LHFI	(112,632,929)	42,505,676	45,453,105
Change in fair value of loan commitments	3,392,515	2,664,938	886,879
Net hedge losses	(133,391)	(1,968,000)	(3,046,843)
Net change on reverse mortgage loans held for investment, at fair value	$ 19,900,957	$ 168,474,445	$ 142,918,747

HECM loans securitized into HMBS are not actively traded in open markets with readily observable market prices.

The Company determines the fair value of HECM loans securitized into HMBS utilizing a present value methodology that discounts estimated projected cash flows over the life of the loan portfolio using prepayment, borrower mortality, borrower draw and discounts rate assumptions management believes a market participant would use in estimating fair value. The significant unobservable inputs used in the measurement include:

21

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

F. REVERSE MORTGAGE LOANS HELD FOR INVESTMENT, SUBJECT TO HMBS OBLIGATIONS, AT FAIR VALUE (Continued)

Lifetime prepayment speeds - the Company projects borrower prepayment rates which considers borrower age and gender and is based on historical termination rates. The outputs of borrower prepayment rates, which include both voluntary and involuntary prepayments, are utilized to anticipate future terminations.

Loss Frequency/Severity - termination proceeds are adjusted for expected loss frequencies and severities to arrive at net proceeds that will be provided upon final resolution. Historical experience is utilized to estimate the loss rates resulting from scenarios where FHA insurance proceeds are not expected to cover all principal and interest outstanding and, as servicer, the Company is exposed to losses upon resolution of the loan. Loss frequency and severities are based upon the historical experience with specific loan resolution waterfalls.

Due and Payable Triggers - the input for terminations not attributable to an FHA assignment is based on historical foreclosure and liquidation experience.

Discount Rate - derived based upon reference to yields required by market participants for recent transactions in the HECM loan bulk market adjusted based upon weighted average life of the loan portfolio. This rate reflects what the Company believes to be a market participant's required yield on HECM loans of similar weighted average lives. The yield spread is applied over interpolated benchmark curve or as a spread over collateral forward curve.

Borrower Draw Rates - the draw curve is estimated based upon the historical experience with the specific product type contemplating the borrower's age and loan age.

The valuation includes estimated liquidation and foreclosure losses totaling $7,437,941 and $4,178,025 at December 31, 2021 and 2020 respectively, is included in the value of the reverse mortgage loans held for investment, subject to HMBS obligations, at fair value on the balance sheets. Actual losses are charged to operations as incurred.

The following table presents the significant unobservable inputs used in the fair value measurement of reverse mortgage loans held for investment, subject to HMBS obligations. If items are not identified below they are not considered to be meaningful inputs for the years ended December 31:

	2021	2020	2019
Discount rates	0.31% - 3.51%	0.40% - 2.88%	1.94% - 3.20%
Lifetime prepayment speeds	13.97%	14.41%	15.29%
Average servicing fees	0.36	0.36	0.36
Average age of borrower	75	74	75
Weighted average life	4.77	4.51	4.44

22

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

F. REVERSE MORTGAGE LOANS HELD FOR INVESTMENT, SUBJECT TO HMBS OBLIGATIONS, AT FAIR VALUE (Continued)

Significant increases or decreases in any of these assumptions in isolation could result in a significantly lower or higher fair value. The effects of changes in the assumptions used to value the LHFI, excluding future draw commitments, are partially offset by the effects of changes in the assumptions used to value the HMBS related obligations, at fair value that are associated with these loans.

G. HMBS RELATED OBLIGATIONS, AT FAIR VALUE

The Company determines the valuation of the HMBS obligation using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability. The estimated fair value of the HMBS obligations also includes the consideration required by a market participant to transfer the HECM and HMBS servicing obligations including exposure resulting from shortfalls in FHA insurance proceeds.

The Company's valuation considers assumptions that it believes a market participant would consider in valuing the liability, including, but not limited to, assumptions for repayment, costs to transfer servicing obligations, shortfalls in FHA insurance proceeds, and discount rates. The significant unobservable inputs used in the measurement include:

Lifetime prepayment speeds - the conditional repayment rate curve that considers borrower age and gender is based on historical termination rates.

Discount Rates - derived based on an assessment of current market yields and spreads that a market participant would consider for entering into an obligation to pass FHA insured cash flows through to holders of the HMBS beneficial interests. Yield spread applied over interpolated benchmark curve or as a spread over collateral forward curve.

Monthly cash flows generated from the HECM loans are used to service the outstanding HMBS.

HMBS related obligations, at fair value, consist of the following at December 31:

		2021		2020
GNMA loan pools - UPB	$	5,981,824,547	$	4,641,441,977
Fair value adjustment		312,009,248		307,328,870
Total HMBS related obligations, at fair value	$	6,293,833,795	$	4,948,770,847
Weighted average life		4.77		4.51
Weighted average interest rate		2.16%		2.53%
Lifetime prepayment speeds		13.97%		14.41%
Discount rates		0.11% - 3.37%		0.17% - 2.70%

23

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  24    G. HMBS RELATED OBLIGATIONS, AT FAIR VALUE (Continued)     The  Company was  servicing  655  and  489 GNMA  loan  pools  at December  31,  2021  and  2020,  respectively.    Amounts under the Collaboration and Transfer Agreement (the Agreement) are included in Reverse  mortgage loans held for investment, subject to HMBS obligations, at fair value and HMBS related  obligations,  at  fair value,  respectively, on  the balance  sheets and  referred  to a  reverse mortgage  interests. Under the Agreement, the Company continues to be the named issuer and servicer of the  reconstituted  loans,  and,  for  accounting  purposes,  ownership  of  the  portfolio  resides with  the  Company. The Company has determined these transactions classify as secured financings.    The reverse mortgage interests, net of related liability is as follows at December 31:      During the years ended December 31, 2021, 2020 and 2019, the Company recognized upfront and  success fess of $124,851, $383,830 and $1,884,374, respectively, related  to  the Collaboration and  Transfer Agreement. Proceeds  from  the  future securitizations are remitted  to  the entity, net of  servicing and fee income. The unpaid principal balance securitized under the secured financing  arrangement  with  the  unrelated  entity  approximated  $1,754,977,000,  $1,732,349,000,  and  $1,237,205,000 at December 31, 2021, 2020, and 2019, respectively.    Amounts  due  under  the  Agreement  from  the  unrelated  entity  amounted  to  $9,611,672  and  $388,349 at December 31, 2021 and 2020, respectively, which is  included  in accounts receivable  and advances on the balance sheets. Future securitizations proceeds due to the unrelated entity  amounted  to  $2,592,236  and  $3,535,396  at  December  31,  2021  and  2020,  respectively,  and  is  included in accounts payable and accrued expenses on the balance sheets.       2021 2020 Reverse mortgage interests, fair value 19,544,974$             24,758,759$              Less: retained portions (3,803,030)               (4,305,190)                Reverse mortgage interests liabilities,  at fair value 15,741,944$             20,453,569$

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

H. WAREHOUSE LINE OF CREDIT AGREEMENTS

The Company has the following warehouse line of credit agreements at December 31:

Facility Type	Maturity	Line Amount	Interest Rate	Restricted Cash	Outstanding Balance 2021	Outstanding Balance 2020
WHLOC	April 2022	$225,000,000	LIBOR plus 2.50%, with a floor rate of 2.90%	$ 2,250,000	$ 139,735,545	$ 71,465,077
WHLOC	April 2022	$120,000,000	LIBOR plus 2.75% to 3.75%, with a floor rate of 3.50%	-	98,557,028	19,544,511
				$ 2,250,000	$ 238,292,573	$ 91,009,588

As of December 31, 2021 and 2020, the Company had mortgage loans held for sale and held for investment pledged as collateral under the above warehouse line of credit agreements. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, maximum funding capacity ratio and positive net income, as defined in the agreements. The Company intends to renew the warehouse line of credit agreements when they mature.

I. OTHER FINANCING FACILITIES

The Company has the following additional financing facilities at December 31:

Facility Type	Maturity	Line Amount	Interest Rate	Collateral	Outstanding Balance 2021	Outstanding Balance 2020
Tail Facility	April 2022	$ 25,000,000	Prime rate plus 0.50%, with a floor rate of 5.00%	HECM Tails	$ 20,548,553	$ 7,896,047
MSR Line of Credit	January 2025	$ 45,000,000	LIBOR plus 5.00%, with a floor rate of 7.20%	HECM MSRs	27,500,000	27,500,000
Buyout Facility	May 2022	$ 10,000,000	Prime plus 0.50%, with a floor rate of 5.00%	HECM Assignable Buyout Loans	479,441	-
					$ 48,527,994	$ 35,396,047

The above agreements contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, minimum current rations, and maximum debt to net worth ratio, and positive net income as defined in the agreement. The Company intends to renew the facilities when they mature.

25

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

J. STOCK-BASED COMPENSATION

A summary of the activity in the stock option plan is as follows for the year ended December 31, 2021:

	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (Years)
Outstanding, beginning of year	4,045	$ 179.44	6.63
Granted	305	48.87	-
Forfeited or expired	-	-	(0.79)
Outstanding, end of year	4,350	$ 228.31	5.84

There were no stock options exercised during the years ended December 31, 2021, 2020 and 2019, respectively.

The Company recognized total stock-based compensation expense related to stock options of $97,390, $60,907 and $0 for the years ended December 31, 2021, 2020 and 2019, respectively. Total unrecognized stock-based compensation costs related to non-vested service stock options totaled $243,434, $234,295 and $330,124 at December 31, 2021, 2020 and 2019, respectively. Total unrecognized stock-based compensation costs related to non-vested performance stock options totaled $749,722, $434,462 and $434,462 at December 31, 2021, 2020 and 2019, respectively. There are 1,394, 942 and 835 vested options that are exercisable at December 31, 2021, 2020 and 2019, respectively.

K. MEMBERS' EQUITY

Executive Common Units
The Company has authorized 10,000 executive common units, of which 361 units were issued and outstanding at both December 31, 2021 and 2020.

Sponsored Preferred Units
The Company has authorized 50,000 sponsored preferred units, of which 45,000 units were issued and outstanding at December 31, 2021 and 2020, respectively.

L. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering substantially all employees. Employees may contribute amounts subject to certain Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective contributions. The Company made $924,641, $411,157, and $267,444 in contributions to the plan for the years ended December 31, 2021 and 2020, and 2019, respectively.

26

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  27    M.  COMMITMENTS AND CONTINGENCIES    Commitments to Extend Credit  The Company enters into LCs with borrowers who have applied for residential mortgage loans and  commitments  to  purchase  loans with  third  party  originators who  have met  certain  credit  and  underwriting criteria. These commitments expose the Company to market risk if interest rates change  and the underlying loan is not economically hedged or committed to an investor. The Company is  also exposed to credit loss if the loan is originated and not sold to an investor and the mortgagor does  not perform. The collateral upon extension of credit typically consists of a first deed of trust in the  mortgagor’s residential property. Commitments  to originate or purchase  loans do not necessarily  reflect future cash requirements as some commitments are expected to expire without being drawn  upon. Total commitments to originate or purchase loans approximated $320,977,000 and $100,230,000  at December 31, 2021 and 2020, respectively.    The Company  is  required  to  fund  further borrower advances  (where  the borrower has not  fully  drawn down  the HECM  loan proceeds available  to  them), and  fund payments of  the borrower’s  monthly  insurance  premium  to  FHA.  The  outstanding  unfunded  commitments  available  to  borrowers  related  to  HECM  loans  was  approximately  $1,282,000,000  and  $1,076,000,000  as  of  December 31, 2021 and 2020, respectively. This additional borrowing capacity is primarily in the form  of undrawn lines of credit.    HMBS Issuer Obligations   As an HMBS issuer, the Company assumes certain obligations related to each security issued. The  most significant obligation  is  the requirement to purchase  loans out of the HMBS securities  if the  outstanding principal balance of the related HECM is equal to or greater than 98% of the maximum  claim amount (MCA repurchases). Active repurchased loans are assigned to HUD and payment is  received from HUD, typically within 60 days of repurchase. HUD reimburses the Company for the  outstanding principal balance on the loan up to the maximum claim amount. The Company bears  the  risk  of  exposure  if  the  amount  of  the  outstanding  principal  balance  on  a  loan  exceeds  the  maximum claim amount. Inactive repurchased loans (the borrower is deceased, no longer occupies  the property  or  is delinquent  on  tax  and  insurance payments)  are  generally  liquidated  through  foreclosure and subsequent sale of REO, with a claim  filed with HUD  for recoverable remaining  principal and advance balances. The recovery timeline for inactive repurchased loans depends on  various  factors,  including  foreclosure  status  at  the  time  of  repurchase,  state‐level  foreclosure  timelines, and the post‐foreclosure REO liquidation timeline. The timing and amount of the Company  obligation with  respect  to MCA  repurchases  is uncertain  as  repurchase  is dependent  largely on  circumstances outside of the Company’s control including the amount and timing of future draws  and the status of the loan. MCA repurchases are expected to continue to increase due to the increased  flow of HECMs and REO  that are reaching 98% of  their maximum claim amount.  In addition  to  having to fund these repurchases, the Company also typically earns a lower interest rate and incurs  certain non‐reimbursable costs during the process of liquidating nonperforming loans.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  28    M.  COMMITMENTS AND CONTINGENCIES (Continued)    HMBS Issuer Obligations (Continued)  During the years ended December 31, 2021, 2020 and 2019, the Company repurchased $81,321,195,  $38,641,146 and $37,963,892, respectively, of GNMA HECM loans including loans subject to the MCA  requirement  from  GNMA  HMBS  pools  of  which  $80,226,543,  $38,536,036  and  $37,963,892,  respectively, was subsequently transferred to a third party in accordance with a put option guaranty  under the Collaboration and Transfer Agreement.    Regulatory Contingencies  The Company is subject to periodic audits and examinations, both formal and informal in nature,  from various  federal and  state agencies,  including  those made as part of  regulatory oversight of  mortgage origination, servicing and financing activities. Such audits and examinations could result  in additional actions, penalties or fines by state or  federal governmental bodies, regulators or  the  courts.    Regulatory Net Worth Requirements  In  accordance  with  the  regulatory  requirements  of  HUD,  governing  non‐supervised,  direct  endorsement mortgagees, the Company is required to maintain a minimum net worth. At December  31, 2021, the Company exceeded the regulatory net worth requirement.    In accordance with the regulatory requirements of GNMA, governing issuers of GNMA securities,  the Company is required to maintain a minimum net worth. At December 31, 2021, the Company  exceeded the regulatory net worth requirement.    Operating Leases  The Company leases office space under various operating lease arrangements, which expire through  May 2024. Total rent expense under all operating leases amounted to $339,928, $310,847 and $390,243  for the years ended December 31, 2021, 2020 and 2019, respectively, and are included in occupancy,  equipment and communication on the statements of operations.    Future minimum rental payments under long‐term operating leases are as follows at December 31,  2021:          Year Ending December 31, Amounts 2022 229,651$                 2023 165,447                   2024 27,694                     422,792$

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  29    M.  COMMITMENTS AND CONTINGENCIES (Continued)    Legal  The Company operates  in a highly regulated  industry and may be  involved  in various  legal and  regulatory proceedings, lawsuits and other claims arising in the ordinary course of its business. The  amount, if any, of ultimate liability with respect to such matters cannot be determined, but despite  the inherent uncertainties of litigation, management currently believes that the ultimate disposition  of  any  such proceedings  and  exposure will not have,  individually or  taken  together,  a material  adverse  effect  on  the  financial  condition,  results  of  operations,  or  cash  flows  of  the  Company.  However, actual outcomes may differ from those expected and could have a material effect on the  Company’s financial position, results of its operations or cash flows in a future period. The Company  accrues for losses when they are probable to occur, and such losses are reasonably estimable. Legal  costs are expensed as incurred and are included in general and administrative on the statements of  operations.    N.   FAIR VALUE MEASUREMENTS    FASB ASC 820, Fair Value Measurements and Disclosures, (ASC 820) defines fair value as the price  that would be  received upon sale of an asset or paid upon  transfer of a  liability  in an orderly  transaction between market participants at  the measurement date and  in  the principal or most  advantageous market  for  that  asset  or  liability. The  fair  value  should  be  calculated  based  on  assumptions that market participants would use in pricing the asset or liability, not assumptions  specific to the entity.    ASC 820 specifies a hierarchy of valuation  techniques based upon whether  the  inputs  to  those  valuation  techniques  reflect assumptions other market participants would use based upon  the  market data obtained from independent sources (observable inputs). In accordance with ASC 820,  the following summarizes the fair value hierarchy:    Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active  market that the Company has the ability to access.    Level 2 Inputs – Inputs other than the quoted market prices in active markets that are observable  either directly or indirectly.    Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and  significant to the overall fair value measurements.    ASC  820  requires  the  use  of  observable market  data, when  available,  in making  fair  value  measurements. When  inputs  used  to  measure  fair  value  fall  within  different  levels  of  the  hierarchy, the level within which the fair value measurement is categorized is based on the lowest  level input that is significant to the fair value measurements. Valuation techniques used need to  maximize the use of observable inputs and minimize the use of unobservable inputs.

LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  30    N.   FAIR VALUE MEASUREMENTS (Continued)    While the Company believes its valuation methods are appropriate and consistent with those used  by other market participants, the use of different methods or assumptions to estimate the fair value  of certain financial statement items could result in a different estimate of fair value at the reporting  date.  The  significant  unobservable  inputs  used  in  the  fair  value measurement may  result  in  significantly different fair value measurements if any of those inputs were to change in isolation.  Generally,  a  change  in  the  assumptions  used  in  the  fair  value  measurement  would  be  accompanied by a directionally opposite change  in other assumptions. Those estimated values  may differ significantly from the values that would have been used had a readily available market  for such items existed, or had such items been liquidated, and those differences could be material  to the financial statements.    The  following  is  a  description  of  the  valuation methodologies  used  for  assets  and  liabilities  measured at fair value. There have been no changes in the methodologies used at December 31,  2021, 2020 and 2019.    Mortgage loans held for sale (MLHFS) – The fair value of mortgage loans held for sale is based on,  when possible, quoted HMBS prices and estimates of the fair value of the related MSRs. If no such  quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or  assets, adjusted  for  the  specific attributes of  that  loan, which would be used by other market  participants.    Loan Commitments – The  fair value of LCs  is based on valuation models  incorporating market  pricing  for  instruments with  similar  characteristics,  commonly  referred  to  as  best  execution  pricing. The valuation models used to value the LCs have unobservable inputs, such as an estimate  of the fair value of the servicing rights expected to be recorded upon sale of the loans, estimated  costs to originate the loans, and the pullthrough rate, and are therefore classified as Level 3 within  the fair value hierarchy.     The  fair value of  treasury  futures contracts  is based on  the quoted sales price on  the exchange  where  they are principally  traded and are  therefore classified as Level 2 within  the  fair value  hierarchy.    Mortgage servicing rights – The fair value of MSRs is difficult to determine because MSRs are not  actively  traded  in observable stand‐alone markets. The Company uses a discounted cash  flow  approach to estimate the fair value of MSRs. This approach consists of projecting net servicing  cash flows discounted at a rate that management believes market participants would use in their  determinations of fair value. The key unobservable inputs used in the estimation of the fair value  of MSRs  include prepayment  speeds, discount  rates, default  rates,  cost  to  service,  contractual  servicing fees, escrow earnings and ancillary income.

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

N. FAIR VALUE MEASUREMENTS (Continued)

Mortgage Loans held for investment (LHFI) – The fair value of LHFI is based on the expected future cash flows discounted over the expected life of the loans at a rate commensurate with the risk of the estimated cash flows, including future draw commitments for HECM loans. Inputs of the discounted cash flows of these assets may include future draws and tail spread gains, voluntary prepayments, defaults, and discount rate. LHFI is classified as Level 3 within the fair value hierarchy.

HMBS related obligations, at fair value – The fair value of HMBS related obligations, at fair value is based on a discounted cash flow approach, by discounting the projected recovery of principal and interest over the estimated life of the borrowing at a market rate commensurate with the risk of the estimated cash flows. HMBS related obligations, at fair value are classified as Level 3 within the fair value hierarchy.

The Company engages valuation experts to support the valuation and provide observations and assumptions related to market activities. The Company evaluates the reasonableness of the fair value estimate and assumptions using historical experience, or cash flow back-testing, adjusted for prevailing market conditions and benchmarks with valuations. Significant unobservable assumptions include voluntary prepayment speeds, defaults and discount rate.

Assets and Liabilities Measured at Fair Value

The following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2021:

Description	Level 1	Level 2	Level 3	Total
MLHFS	$ -	$ 39,779,030	$ -	$ 39,779,030
Loan commitments	-	-	8,394,907	8,394,907
Futures contract		(16,563)	-	(16,563)
LHFI	-	-	6,636,434,301	6,636,434,301
MSRs	-	-	3,320,136	3,320,136
HMBS related obligations	-	-	(6,293,833,795)	(6,293,833,795)
Total	$ -	$ 39,762,467	$ 354,315,549	$ 394,078,016

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LONGBRIDGE FINANCIAL, LLC  NOTES TO FINANCIAL STATEMENTS  32    N.  FAIR VALUE MEASUREMENTS (Continued)    The following are the major categories of assets and liabilities measured at fair value on a recurring  basis as of December 31, 2020:       The following are the changes in fair value of Level 2 assets and liabilities measured at fair value  on a recurring basis, as restated, for the years ended December 31:       The Company does not have any impaired assets or liabilities that are recorded at fair value on a  non‐recurring basis as of December 31, 2021 and 2020.     Level 3 Purchases, Issuances and Transfers  The following is a summary of the Company’s purchases, issuances, and transfers of assets which  are measured at fair value on a recurring and non‐recurring basis using Level 3 inputs during the  year ended December 31, 2021:         Description Level 1 Level 2 Level 3 Total MLHFS ‐$               11,706,047$       ‐$                  11,706,047$       Loan commitments ‐                ‐                    4,778,352          4,778,352          LHFI ‐                ‐                    5,133,980,349    5,133,980,349    MSRs ‐                ‐                    1,184,675          1,184,675          HMBS related obligations ‐                ‐                    (4,948,770,847)   (4,948,770,847)   Total ‐$               11,706,047$       191,172,529$     202,878,576$     Description 2021 2020 2019 MLHFS 1,577,127$              321,572$                  270,031$                  Futures contract (16,563)                   28,984                      351,250                    Total 1,560,564$              350,556$                  621,281$                  MSRs LHFI HMBS related  obligations, at fair  value LCs Purchases ‐$                 ‐$                  ‐$                      ‐$                 Issuances (c)  2,425,086$        2,440,650,600$  2,363,800,780$       100,742,695$    Transfers into Level 3 ‐$                 ‐$                  ‐$                      ‐$                 Transfers out of Level 3 (d) ‐$                 ‐$                  ‐$                      16,822,128$

LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

N. FAIR VALUE MEASUREMENTS (Continued)

The following is a summary of the Company's purchases, issuances, and transfers of assets which are measured at fair value on a recurring and non-recurring basis using Level 3 inputs during the year ended December 31, 2020:

	MSRs	LHFI	HMBS related obligations, at fair value	LCs
Purchases	$ -	$ -	$ -	$ -
Issuances (c)	$ 1,227,088	$ 1,965,147,594	$ 1,997,561,817	$ 40,784,490
Transfers into Level 3	$ -	$ -	$ -	$ -
Transfers out of Level 3 (d)	$ -	$ -	$ -	$ 6,244,029

The following is a summary of the Company's purchases, issuances, and transfers of assets which are measured at fair value on a recurring and non-recurring basis using Level 3 inputs during the year ended December 31, 2019:

	MSRs	LHFI	HMBS related obligations, at fair value	LCs
Purchases	$ -	$ -	$ -	$ -
Issuances (c)	$ 222,176	$ 2,023,311,019	$ 1,991,785,023	$ 9,880,259
Transfers into Level 3	$ -	$ -	$ -	$ -
Transfers out of Level 3 (d)	$ -	$ -	$ -	$ 3,297,495

(c) Issuances of Level 3 MSRs represent additions due to loans sold, servicing retained. Issuance of Level 3 LHFI and HMBS related obligations, at fair value represent HECM loans pooled into GNMA guaranteed securities, that do not qualify for sale accounting. Issuances of Level 3 LCs represent the lock-date market value of LCs issued to borrowers during the year, net of estimated pullthrough and costs to originate.

(d) LCs transferred out of Level 3 represent LCs that were funded and moved to mortgage loans held for sale, at fair value.

Fair Value of Other Financial Instruments

Due to their short-term nature, the carrying value of cash and cash equivalents, escrow cash, restricted cash, certificate of deposit, short-term receivables, short-term payables, warehouse line of credit agreements, financing facility agreements, and operating line of credit agreement approximate their fair value at December 31, 2021.

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LONGBRIDGE FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

O. LOAN DETAILS

As of December 31, 2021, reverse mortgage loans held for investment, subject to HMBS obligations, at fair value of $6.7 billion, do not have a cost basis for federal income tax purposes since these loans have been deemed to be sold for tax purposes but do not meet the requirements for true sale under U.S. GAAP. Fair value of mortgage loans held for sale approximates the cost basis for federal income tax purposes. As of December 31, 2021, the aggregate cost basis for federal income tax purposes was $40 million, respectively.

The below table provides details on the range of interest rates and number of loans for all mortgage loans held as of December 31, 2021:

Asset Type	Descritpion	Number of Loans	Interest Rate	Fair Value of Mortgages
Reverse mortgage loans held for investment, subject to HMBS obligations	$0 - $100,000	6,710	0.74% - 5.39%	$ 496,105,840
Reverse mortgage loans held for investment, subject to HMBS obligations	$100,001 - $200,00(	12,182	0.74% - 5.56%	1,961,275,243
Reverse mortgage loans held for investment, subject to HMBS obligations	$200,001 - $300,00(	7,963	0.74% - 5.18%	2,078,717,602
Reverse mortgage loans held for investment, subject to HMBS obligations	$300,001 - $400,00(	3,804	0.74% - 5.06%	1,373,832,766
Reverse mortgage loans held for investment, subject to HMBS obligations	$400,001 - $500,00(	1,318	1.03% - 5.06%	622,755,486
Reverse mortgage loans held for investment, subject to HMBS obligations	$500,000+	185	1.14% - 5.06%	103,747,363
Total Reverse mortgage loans held for investment, subject to HMBS obligations				6,636,434,301
Mortgage loans held for sale	$0 - $100,000	-	- 0.00%	-
Mortgage loans held for sale	$100,001 - $200,00(	3	4.90% 5.50%	582,343.55
Mortgage loans held for sale	$200,001 - $300,00(	2	5.50% - 5.50%	524,389
Mortgage loans held for sale	$300,001 - $400,00(	7	4.88% - 6.99%	2,592,291
Mortgage loans held for sale	$400,001 - $500,00(	11	5.50% - 7.25%	5,480,393
Mortgage loans held for sale	$500,000+	39	4.88% - 7.25%	30,599,614
Total Mortgage loans held for sale				39,779,030
Total Mortgage Loans				**$ 6,676,213,331**

P. SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 25, 2022, the date on which the financial statement were available to be issued.

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